Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
ALLOGENE THERAPEUTICS, INC.
ALLOGENE THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:
FIRST: The name of the Company is Allogene Therapeutics, Inc. and the date of filing of the Company’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 30, 2017.
SECOND: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending its Amended and Restated Certificate of Incorporation (the “Restated Certificate”), as follows:
Paragraph A of Article IV of the Restated Certificate is hereby amended and restated to read in its entirety as follows:
“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 410,000,000 shares. 400,000,000 shares shall be Common Stock, each having a par value of $0.001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.001.”
THIRD: This Certificate of Amendment has been duly adopted and approved by the stockholders of the Company in accordance with Sections 211 and 242 of the DGCL.
FOURTH: This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, Allogene Therapeutics, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on June 16, 2022.

ALLOGENE THERAPEUTICS, INC.

By:	/s/ David Chang, M.D., Ph.D.
David Chang, M.D., Ph.D.
President, Chief Executive Officer